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                                   EXHIBIT 12

               Computation of Ratios of Earnings to Fixed Charges


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
                                                                                                                Six months ended
                                                   Twelve months ended October 31,                                  April 30,
                                  -----------------------------------------------------------------        -------------------------
                                     1997         1998          1999          2000          2001              2001          2002
                                  ------------ ------------  ------------  ------------  ----------        -----------    ----------
Earnings:
Income before income taxes and
extraordinary (loss) and change
in accounting                        $107,646     $134,293      $162,750      $230,966     $337,889          $135,546      $152,811
Homebuilding
Interest expense                       29,746       36,052        40,378        46,777       59,002            25,416        30,255
Rent expense                              193          293           425           639          852               319           468
Amortization                              667          610           618           635          897               405           519
Collateralized mortgage
financing:
Interest expense                          233          184           119            39           36                18            12
                                  ------------ ------------  ------------  ------------  -----------       -----------    ----------
                                     $138,485     $171,432      $204,290      $279,056     $398,676          $161,704      $184,065
                                  ============ ============  ============  ============  ===========       ===========    ==========


Fixed charges:
Homebuilding:
Interest incurred:                    $35,242      $38,331       $51,396       $60,236      $79,209           $37,399       $45,242
Rent expense                              193          293           425           639          852               319           468
Amortization                              667          610           618           635          897               405           519
Collateralized mortgage
financing:
Interest incurred:                        233          184           119            39           36                18            12
                                  ------------ ------------  ------------  ------------  -----------       -----------    ----------
                                      $36,335      $39,418       $52,558       $61,549      $80,994           $38,141       $46,241
                                  ============ ============  ============  ============  ===========       ===========    ==========

Ratio, including collateralized
mortgage financing                       3.81         4.35          3.89          4.53         4.92              4.24          3.98

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